APOGEE REPORTS IMPROVED FIRST QUARTER RESULTS

▪	Revenues up 16 percent

▪	Operating income more than doubles

▪	EPS of $0.14 vs. $0.06

MINNEAPOLIS, MN (June 25, 2013) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2014 first-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY14 FIRST QUARTER VS. PRIOR-YEAR PERIOD

▪	Revenues of $179.3 million were up 16 percent.

▪	Operating income was $6.1 million, up from $2.3 million.

▪	Earnings per share were $0.14, up from $0.06.

▪	Architectural Glass and Architectural Services segments had strong growth and improved operating income.

▪	Consolidated backlog was $301.8 million, compared to $298.3 million at the end of fiscal 2013 and $269.1 million in the prior-year period.

▪	Cash and short-term investments totaled $69.7 million, compared to $57.5 million.

Commentary
“Apogee recorded another quarter of strong growth, with revenues up 16 percent and operating income more than doubling,” said Joseph F. Puishys, Apogee chief executive officer. “Our operating margin increased 190 basis points to 3.4 percent driven by improvements in volume, pricing and productivity.

“Revenue and operating income growth came from our Architectural Glass and Architectural Services segments as we had anticipated,” he said. “We benefited from improved volume, mix, productivity and pricing in Architectural Glass and improved margins in Architectural Services.

“Revenues grew in our other two reporting segments, but Architectural Framing Systems operating income was negatively impacted by a gap in timing for more complex window work, which we expected, and Large-Scale Optical segment operating income by investments in promotion and growth,” he said.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“I am pleased that Apogee's consolidated backlog grew to $302 million on top of the very strong first-quarter revenues,” said Puishys. “We continue to see improving margins in our backlog as we grow the business.”

FY14 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

▪	Revenues of $74.8 million were up 27 percent.

▪	Operating income was $1.4 million, compared to an operating loss of $2.4 million.

◦	Operating margin was 1.8 percent, compared to negative 4.1 percent.

▪	Top- and bottom-line increases resulted from improved mix, volume, productivity and pricing.

Architectural Services

▪	Revenues of $46.5 million were up 19 percent on volume growth and the timing of project cost flow.

▪	Operating loss was $1.0 million, improved from an operating loss of $2.6 million, as volume increases and project margins improve from the cycle trough.

◦	Operating margin was negative 2.1 percent, compared to negative 6.6 percent.

Architectural Framing Systems

▪	Revenues of $44.4 million were up 5 percent.

▪	Operating income was $2.1 million, compared to $3.1 million.

◦	Operating margin was 4.6 percent, compared to 7.3 percent.

▪
Top- and bottom-line growth in the storefront and finishing businesses was offset by the window business results, where revenues and operating income declined with an anticipated gap in the schedule for more complex projects.

Large-Scale Optical Technologies

▪	Revenues of $19.5 million were up 1 percent.

▪	Operating income was $4.7 million, compared to $5.3 million.

◦	Operating margin was 24.1 percent, compared to 27.4 percent.

▪	Volume growth and a positive mix of higher value-added products were offset by investments in promotion and for growth in new geographies and markets.

Consolidated Backlog

▪	Consolidated backlog was $301.8 million compared to $298.3 million at the end of fiscal 2013 and $269.1 million in the prior-year period.

◦	Approximately $238 million, or 79 percent, of the backlog is expected to be delivered in fiscal 2014, and approximately $64 million, or 21 percent, in fiscal 2015.

Financial Condition

▪	Debt was $20.8 million, compared to $30.8 million at the end of fiscal 2013. Almost all the debt is long-term, low-interest industrial revenue bonds.

▪
Cash and short-term investments totaled $69.7 million, compared to $85.6 million at the end of fiscal 2013 and $57.5 million in the prior-year period. The decline from year end was due to the redemption of approximately $10 million in recovery zone bonds and funding of normal seasonal working capital requirements.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

▪	Non-cash working capital was $68.2 million, up from $54.1 million at the end of fiscal 2013 due to normal seasonal working capital requirements; it was $61.2 million in the prior-year period.

▪	Capital expenditures were $1.5 million, down from $9.5 million in the prior-year period due to the timing of planned investments in the current year.

▪	Depreciation and amortization was $6.5 million.

OUTLOOK
“We continue to expect strong top- and bottom-line growth in fiscal 2014 through our growth strategies and productivity initiatives,” said Puishys. “We are maintaining our outlook for revenue growth in the high single digits and earnings of $0.90 to $1.00 per share.

“Revenue expansion should largely come from geographic growth and new products, and our earnings should benefit from improvements in volume, mix, project margins and operating leverage,” he said.

“We are experiencing strong bidding activity for future architectural work, and margins on new orders are improving,” Puishys said. “The outlook for U.S. commercial construction markets in fiscal 2014, based on Apogee's lag to McGraw-Hill forecasts for the segments we serve, is for low single-digit market growth. We again anticipate outperforming market growth by several percentage points.

“We continue to expect that capital spending for fiscal 2014 will be in the range of $40 to $45 million as we invest for growth, productivity and product development capabilities, including for the new Architectural Glass coater,” he said. “We expect to be free cash flow positive after this level of investments.” He added that the fiscal 2014 gross margin is anticipated to be at least 22 percent.

“I believe that our strategies to grow through new geographies, new products and new markets will allow Apogee to reach $1 billion in revenues by the end of fiscal 2016,” Puishys said. “At the same time, we believe we can achieve 10 percent operating margin in this timeframe, in part through our focus on productivity and operational improvements.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, June 26. To participate in the teleconference, call 1-866-804-6929 toll free or 857-350-1675 international, access code 88046005. The replay will be available from noon Central Time on June 26 through midnight Central Time on Wednesday, July 3, 2013, by calling 1-888-286-8010 toll free, access code 34308354. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company's web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

▪	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

▪	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

▪
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management's performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management's expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event in which the company is liable; (D) cost of compliance with environmental regulations; and (E) potential impact on financial results if one or more senior executives were no longer active with the company. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	June 1, 2013	June 2, 2012	Change

Net sales	$179,311	$154,134	16%
Cost of goods sold	142,925	123,059	16%
Gross profit	36,386	31,075	17%
Selling, general and administrative expenses	30,271	28,757	5%
Operating income	6,115	2,318	164%
Interest income	174	272	(36)%
Interest expense	499	363	37%
Other income, net	69	17	306%
Earnings before income taxes	5,859	2,244	161%
Income tax expense	1,700	638	166%
Net earnings	$4,159	$1,606	159%
Net earnings per share - basic	$0.15	$0.06	150%
Average common shares outstanding	28,440,656	27,787,767	2%
Net earnings per share - diluted	$0.14	$0.06	133%
Average common and common
equivalent shares outstanding	29,337,478	28,223,066	4%
Cash dividends per common share	$0.0900	$0.0900	—%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
	June 1, 2013	June 2, 2012	Change
Sales
Architectural Glass	$74,803	$59,066	27%
Architectural Services	46,476	38,918	19%
Architectural Framing Systems	44,446	42,407	5%
Large-Scale Optical	19,473	19,258	1%
Eliminations	(5,887)	(5,515)	(7)%
Total	$179,311	$154,134	16%
Operating income (loss)
Architectural Glass	$1,371	$(2,406)	N/M
Architectural Services	(965)	(2,579)	63%
Architectural Framing Systems	2,064	3,096	(33)%
Large-Scale Optical	4,698	5,268	(11)%
Corporate and other	(1,053)	(1,061)	1%
Total	$6,115	$2,318	164%

Consolidated Condensed Balance Sheets
(Unaudited)

	June 1, 2013	March 2, 2013
Assets
Current assets	$234,672	$251,841
Net property, plant and equipment	164,052	168,948
Other assets	98,606	99,352
Total assets	$497,330	$520,141
Liabilities and shareholders' equity
Current liabilities	$96,737	$122,167
Long-term debt	20,746	20,756
Other liabilities	44,079	43,900
Shareholders' equity	335,768	333,318
Total liabilities and shareholders' equity	$497,330	$520,141

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	June 1, 2013	June 2, 2012

Net earnings	$4,159	$1,606
Depreciation and amortization	6,511	6,528
Stock-based compensation	1,118	1,028
Other, net	(806)	488
Changes in operating assets and liabilities	(13,149)	(17,307)
Net cash used in operating activities	(2,167)	(7,657)
Capital expenditures	(1,512)	(9,509)
Proceeds on sale of property	169	14
Net sales (purchases) of restricted investments	19,253	(8,260)
Net purchases of marketable securities	(3,569)	(11,125)
Investments in life insurance	—	(900)
Net cash provided by (used in) investing activities	14,341	(29,780)
Proceeds from issuance of debt	—	10,000
Payments on debt	(10,015)	(45)
Shares withheld for taxes, net of stock issued to employees	(1,141)	(817)
Dividends paid	(2,687)	(2,643)
Other, net	1,009	(168)
Net cash (used in) provided by financing activities	(12,834)	6,327
Decrease in cash and cash equivalents	(660)	(31,110)
Effect of exchange rates on cash	40	111
Cash and cash equivalents at beginning of year	37,767	54,027
Cash and cash equivalents at end of period	$37,147	$23,028

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com